STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name: The name of the statutory trust amended hereby is RESOURCE CREDIT INCOME FUND.

2.	Amendment: The Certificate of Trust is hereby amended by changing the name of the statutory trust to ALTERNATIVE CREDIT INCOME FUND.

3.	Effective Date: This Certificate of Amendment shall be effective December 16, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on December 3, 2020.

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President, CEO and Trustee